PARKERVISION SIGNS PURCHASE AGREEMENT FOR
COMMON STOCK AND WARRANTS

Jacksonville, Fla., March 25, 2011 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) today announced the signing of a securities purchase agreement for the sale of 3,332,117 shares of its common stock at a price of $0.71 per share and 2,691,360 units, each unit consisting of one share of common stock and 0.3 of a warrant to purchase common stock, at an offering price of $0.81 per unit in a registered offering primarily to institutional investors.  The warrants have an exercise price of $0.88 per share and are exercisable during the five-year period commencing six months following the closing of the transaction.  Hudson Securities, Inc., a subsidiary of Hudson Holding Corporation (OTCBB: HDHL), acted as the company’s placement agent in connection with the offering.

Upon closing, net proceeds from the sale of the shares and units, after deducting the placement agent’s fees and other offering expenses, are expected to be approximately $4.14 million.  The offering is subject to customary closing conditions and is expected to close on March 30, 2011.  The Company plans to use the net proceeds from the offering for working capital and for other general corporate purposes.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on September 14, 2009. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Hudson Securities, Inc. at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310, or by calling (201) 680- 7389.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock or the warrants, nor shall there be any sale of the shares of common stock or warrants in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares and warrants under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks.  ParkerVision is headquartered in Jacksonville, Florida.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2009, and the Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2010. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:
ParkerVision, Inc.
Cindy Poehlman, Chief Financial Officer
904-732-6100
cpoehlman@parkervision.com

The Wall Street Group, Inc.
Ron Stabiner, Vice President
212-888-4848
rstabiner@thewallstreetgroup.com

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